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                     December 13, 2022

       Todd Koetje
       Chief Financial Officer
       Cable One, Inc.
       210 E. Earll Drive
       Phoenix, Arizona 85012

                                                        Re: Cable One, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-36863

       Dear Todd Koetje:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology